Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-178497 on Form S-8 of AGL Resources Inc. of our report relating to the statement of net assets available for benefits as of December 31, 2012 of the Nicor Gas Thrift Plan (the “Plan”) dated June 27, 2013, appearing in this Annual Report on Form 11-K of the Plan for the year ended December 31, 2013.

/s/ Crowe Horwath LLP

Oak Brook, Illinois
June 27, 2014